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                                                                   Exhibit 10.19



                         [AEROPOSTALE, INC. LETTERHEAD]


October 30, 2000



Thomas Johnson
127 Milbob Drive
Ivyland, PA 18974

Dear Tom:

This severance policy is designed by Aeropostale, Inc. (hereinafter called the "Company") to provide financial assistance to you in the event of a company sale, which includes the merger, sale or disposition of substantially all of the assets of Aeropostale, Inc., (but specifically excludes an IPO) and which results in your termination.

PAYMENT: Twelve months base salary, based on the salary in effect on the date of separation, to be paid in a lump sum, less any withholdings or deductions required by law. Receipt of the Severance Payment is conditioned upon the execution of a release and waiver of claims against the Company, including a release and waiver of claims under the Age Discrimination in Employment Act. The Severance Payment will be provided if any of the following conditions occur and payable upon the company's first payroll date following separation:

1) The removal of the employee from his current position or substantive reductions in his duties or responsibilities.

2) The relocation of the employee to an office more than twenty-five (25) miles from each of the following:

          a) the Aeropostale headquarters office at which the employee generally works at the time immediately prior to a company sale, or

          b) the employee's home.

3) Any decrease in the employee's base salary in effect immediately prior to the company sale, or any decrease in his bonus potential in place immediately prior to the company sale.

4) Any substantive reduction to the employee's benefit program.


Sincerely,



Laura W. Moran
Sr. V.P., Human Resources
LWM:Ima